                       AMENDMENT EFFECTIVE JANUARY 1, 2001
                              TO SERVICES AGREEMENT



                            LINCOLN LIFE FEE PROPOSAL

                                ANNUAL COST PER
 YEAR                              UNIT VALUE              NUMBER OF UNIT VALUES
 1996                                $5,315                                203
 1997                                $5,153                                 27
 1998                                $3,276                                598
 1999                                $1,877                              1,065
 2000                                $1,667                              1,200





                  SEPARATE ACCOUNT AND UNIT VALUE FEE PROPOSAL
                            EFFECTIVE JANUARY 1, 2001

                                                                                   PROPOSED      PROPOSED
                                                                  CURRENT          MONTHLY       MONTHLY
                                                                MONTHLY FEE         FEE          INCREASE
SEPARATE ACCOUNTS
Flat Fee for up to 15 Separate Account with Investments       $   66,666.67      $ 99,000.00     $32,333.33

UNIT VALUE CALCULATIONS
Flat Fee for up to 1,800 Fund of Fund Accounts                $  166,666.67      $166,666.67     $     -
Flat Fee for next 700 Accounts (1,801 - 2,500)                                   $ 10,000.00     $ 10,000.00
Flat Fee for next 500 Accounts (2,501 - 3,000)                                   $  6,666.67     $  6,666.67
Flat Fee for next 500 Accounts (3,001 - 3,500)                                   $  6,000.00     $  6,000.00
Flat Fee for next 500 Accounts (3,501 - 4,000)                                   $  4,000.00     $  4,500.00
Flat Fee for next 500 Accounts (4,001 - 4,500)                                   $  3,000.00     $  3,000.00
Flat Fee for next 500 Accounts (4,501 - 5,000)                                   $  2,500.00     $  2,500.00